Exhibit 10.4
THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT
          THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Third Amendment”) made as of the 24 day of June, 2008, by and between PRIMO WATER CORPORATION, a Delaware corporation (together with its successors and assigns, the “Existing Borrower”), PRIMO TO GO, LLC, a North Carolina limited liability company, PRIMO PRODUCTS, LLC, a North Carolina limited liability company, and PRIMO DIRECT, LLC, a North Carolina limited liability company (each a “New Borrower” and together, the “New Borrowers”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Bank”).
BACKGROUND
          The Existing Borrower and the Bank entered into a Loan and Security Agreement dated as of June 23, 2005, as amended by that certain First Amendment to Loan and Security Agreement dated as of April 26, 2006 and by that certain Second Amendment to Loan and Security Agreement dated as of April 30, 2007 (as amended, the “Loan Agreement”). Terms used herein and not herein defined shall have the meanings given to them in the Loan Agreement.
          The New Borrowers are Subsidiaries of the Existing Borrower. The Existing Borrower and the New Borrowers have requested that the New Borrowers become Borrowers under the Loan Agreement, in accordance with Section 10.12 of the Loan Agreement. The Existing Borrower and the New Borrowers are referred to herein collectively as the “Borrowers”. The Borrowers have also requested certain additional amendments to the provisions of the Loan Agreement, which the Bank is willing to accommodate, subject to the terms and conditions of this Third Amendment.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Borrower, the New Borrowers and the Bank hereby agree as follows:
     1. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
     (a) The definition of “Applicable Margin” in Section 1.1 of the Loan Agreement is amended and restated to read as follows:
“Applicable Margin” means as to any Revolver Loan, or portion thereof, that is: (i) a LMIR Loan, 3.25%; and (ii) a Base Rate Loan, 0.75%. The Revolver Loans, at any time, shall either be all LMIR Loans or all Base Rate Loans.
     (b) The definition of “Borrowing Base” in Section 1.1 of the Loan Agreement is hereby amended and restated to read as follows:
“Borrowing Base” means, on any date of determination thereof, an amount equal to:

     (i) 85% of the total amount of Eligible Accounts, plus
     (ii) 40% of the total amount of Eligible Inventory that is not “Cooler Inventory” and 45% of the total amount of Eligible Inventory that is “Cooler Inventory,” plus
     (iii) 60% of the undrawn amount of Approved Trade Letters of Credit; minus
     (iv) any Reserves;
provided, however, that: (i) at no time shall the portion of the Revolver Loan applicable to Inventory exceed 50% of the aggregate Borrowing Base; and (ii) of the portion of the Revolver Loan applicable to Inventory, no more than 75% shall be applicable to Placed Inventory.
     (c) the definition of “Controlled Inventory” in Section 1.1 of the Loan Agreement is amended and restated to read as follows:
“Controlled Inventory” means (i) Bottled Water Product Inventory in the possession of Borrower or a Manufacturer or Distributor; and (ii) Cooler Inventory in the possession of Borrower.
     (d) the definition of “Eligible Inventory” in Section 1.1 of the Loan Agreement is amended and restated to read as follows:
“Eligible Inventory” means all Controlled Inventory and Placed Inventory acquired by Borrower in the ordinary course of its business as presently conducted consisting of raw materials, work-in-process and finished goods, valued at the lower of cost or market on a first-in, first-out basis, but excluding, however, in any event, without limitation of the foregoing, unless otherwise approved by Bank, any such Inventory which
     (a) is not at all times subject to a duly perfected, first priority (and only) security interest in favor of Bank (other than any rights of Distributors and Manufacturers in the ordinary course of business and with respect to the rights of Retailers and others under the Code as to Placed Inventory);
     (b) is not in good and saleable condition;
     (c) is on consignment from, or subject to any repurchase agreement with any supplier (other than with respect to Placed Inventory);
     (d) constitutes returned (other than empty bottles for Borrower’s bottled water products returned to Borrower or a Distributor or Manufacturer in the ordinary course of business); or repossessed,

damaged, defective, obsolete, or slow-moving goods as determined by Bank;
     (e) does not conform in any material respect to the warranties and representations set forth in the Loan Documents in respect of Inventory Collateral or Collateral generally;
     (f) is subject to a negotiable document of title (unless issued or endorsed to Bank);
     (g) is subject to any license or other agreement that limits or restricts Borrower’s or Bank’s right to sell or otherwise dispose of such inventory (unless the licensor and Borrower enter into a licensor waiver in form and substance satisfactory to Bank);
     (h) is located at a Collateral Location with respect to which, if not owned and controlled by Borrower, Bank has not received from the Person owning such property or in control thereof a Third Party Waiver (unless Reserves are imposed with regard thereto as determined by Bank in its sole and absolute discretion) (other than Placed Inventory in the possession of a Retailer);
     (i) consists of any packaging materials (other than bottles for Borrower’s bottled water products, caps and labels therefor and minerals for use with such bottled water), supplies or promotional materials;
     (j) has been returned to, or repossessed by, Borrower (other than empty bottles for Borrower’s bottled water products returned to Borrower or a Distributor or Manufacturer in the ordinary course of business); or
     (k) which Bank otherwise in its reasonable discretion deems to not be Eligible Inventory.
     (e) The definition of “Placed Inventory” in Section 1.1 of the Loan Agreement is amended and restated to read as follows:
“Placed Inventory” means Bottled Water Product Inventory placed by Borrower with a Retailer at a location within the United States of America for sale or exchange to consumers in any situation where a final sale of such Bottled Water Product Inventory to such Retailer has not occurred such that no Account with respect to such sale has been created.
     (f) The definition of “Revolver Commitment” in Section 1.1 of the Loan Agreement is amended and restated to read as follows:
“Revolver Commitment” means the commitment of Bank, subject to the terms and conditions herein, to make Revolver Loans and issue Letters of Credit in accordance with the provisions of Section 2 hereof in an aggregate amount not to exceed $20,000,000.00 at any one time.
     (g) The definition of “Termination Date” in Section 1.1 of the Loan Agreement is amended and restated to read as follows:
“Termination Date” means the earliest of (i) June 30, 2010; (ii) the date on which Borrower terminates this Agreement and the credit facilities provided hereunder pursuant to Section 2.13 hereof; and (iii) the date on which Bank terminates its obligation to make Loans and other extensions of credit to Borrower pursuant to Section 8.2(a) hereof.
     (h) Section 1.1 of the Loan Agreement is amended by adding the following definition thereto immediately following the definition of “Controlled Inventory”:
“Cooler Inventory” means all Inventory of the Borrower that consists of containers that hold, dispense, refrigerate and warm Borrower’s 3 or 5 gallon Bottled Water Product Inventory, in each case whether Controlled Inventory or Placed Inventory. The Cooler Inventory shall be treated as Inventory for purposes of the Borrowing Base at the lower of cost or market.
     (i) Section 1.1 of the Loan Agreement is amended by adding the following definition thereto immediately following the definition of “Applicable Margin”:
“Approved Trade Letters of Credit” means irrevocable letters of credit, in form and substance acceptable to the Bank (in its sole discretion) that are issued by an issuer satisfactory to the Bank (in its sole discretion) (and if requested by the Bank, such letter of credit or the proceeds thereof, as the Bank (in its sole discretion), shall require, has been assigned to the Bank) which names the Borrower as beneficiary and support purchase orders from customers of the Borrower in form, content and all other respects satisfactory to the Bank (in its sole discretion) which cover the purchase of Inventory that is not otherwise included in the Borrowing Base.
     (j) Section 1.1 of the Loan Agreement is amended by adding the following definition thereto immediately following the definition of “Arbitration Rules”:
“Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (i) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (ii) the Prime Rate in effect on such day. If for any reason Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of Bank to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (i) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
     (k) Section 1.1 of the Loan Agreement is amended by adding the following definition thereto immediately following the definition of “Base Rate”:
“Base Rate Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.
     (l) Section 1.1 of the Loan Agreement is amended by adding the following definition thereto immediately following the definition of “Placed Inventory”:
“Prime Rate” means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank’s Prime Rate, and Borrower acknowledges that Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.
     (m) Section 2.1.1 of the Loan Agreement is amended by adding the following sentence at the end of such section:
“Revolver Loans may be Base Rate Loans or LMIR Loans.”
     (n) Section 2.3 of the Loan Agreement is amended and restated to read as follows:
     2.3 Interest. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:
     2.3.1 For Loans made or outstanding as Base Rate Loans, the Applicable Margin in effect from time to time for such Base Rate Loans plus the Base Rate in effect from time to time.
     2.3.2 LMIR Loans. For Loans made or outstanding as LMIR Loans, the Applicable Margin in effect from time to time for such LMIR Loans plus the LMIR in effect from time to time.
     (o) Section 2.4.1 of the Loan Agreement is amended and restated to read as follows:
     2.4.1 Base Rate Loan. When a Base Rate Loan is selected, the interest rate shall be adjusted from time to time, effective as of the date of each change in the Base Rate, and the Base Rate shall continue to apply until another interest rate option is selected by Borrower for that Loan.

     (p) A new Section 2.4.2 is added to the Loan Agreement immediately following the text of Section 2.4.1 thereof, which new section 2.4.2 shall read as follows:
     2.4.2 LMIR Loan. When a LMIR Loan is selected, the interest rate shall be adjusted daily as applicable to reflect LIBOR Market Index Rate then in effect and the LIBOR Market Index-based Rate shall continue to apply until another interest rate option is selected by Borrower for that Loan.
     (q) Section 2.5 of the Loan Agreement is amended and restated to read as follows:
     2.5 Notice and Manner of Borrowing and Rate Conversion.
     2.5.1 Loans. Borrower shall give Bank irrevocable telephonic notice of each proposed Revolver Loan or permitted rate conversion not later than 11:00 a.m. (local time in Charlotte, North Carolina) (a) on the same business day as each proposed Loan or rate conversion to a Base Rate Loan or a LMIR Loan. Each such notice shall specify (i) the date of such Loan or rate conversion, which shall be a Business Day, (ii) the amount of each Loan or the amount to be converted, and (iii) the interest rate selected by Borrower from the interest rate options set forth in this Agreement. The Loans, at any time, shall either be all LMIR Loans or all Base Rate Loans. All Loans shall initially be Base Rate Loans. Notices received after 11:00 a.m. (local time in Charlotte, North Carolina) shall be deemed received on the next Business Day. Bank’s acceptance of such a request shall be indicated by its making the Loan or advance requested. Such a Loan or advance shall be made available to Borrower in immediately available funds by deposit into the Disbursement Account.
     2.5.2 Additional Provisions for Requests for Revolver Loans. Bank, in its discretion, may require from Borrower a signed written request for a Revolver Loan in form of a Notice of Borrowing satisfactory to Bank, which request shall be irrevocable and shall be delivered to Bank no later than 11:00 a.m. (local time in Charlotte, North Carolina) on the date determined in accordance with Section 2.5.1, and shall set forth the calculation of the Borrowing Base and a reconciliation to the previous request or Borrowing Base Certificate, specify the information required by Section 2.5.1 for the proposed Revolver Loan and provide such other information as Bank may require.
     (a) Subject to subsection 2.5.2(c) below, unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges owed to Bank or any Affiliate of Bank) shall be deemed irrevocably to be a request (without the requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and Bank may disburse the proceeds of such Revolver Loans by way of direct payment of the relevant Obligations, and such Revolver Loans shall bear interest as Base Rate Loans.
     (b) Subject to subsection 2.5.2(c) below, the presentation for payment of any check or other item of payment drawn on the Disbursement Account at a time when there are insufficient funds in such account to cover such item shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation in an amount equal to the aggregate amount of the items presented for payment, and Bank may disburse the proceeds of such Revolver Loans to the Disbursement Account and such Revolver Loans shall bear interest as Base Rate Loans.
     (c) Bank shall have no obligation to Borrower to honor any deemed request for a Revolver Loan under Section 2.5.2(a) or Section 2.5.2(b) above after the Termination Date or when the principal amount of such Revolver Loan, when added to the aggregate outstanding principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Revolver Commitment and the Borrowing Base at such time or when any condition precedent in Section 3.3 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.
     2.5.3 Excess Outstandings. Notwithstanding the foregoing, Bank may, in its sole and absolute discretion, make or permit to remain outstanding Revolver Loans which, when added to the principal amount of all other Revolver Loans and Letter of Credit Obligations, exceed the Revolver Commitment or the Borrowing Base, and all such amounts shall (i) be part of the Obligations evidenced by the Revolver Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Bank, and (iv) be secured by the Collateral and be entitled to all rights and security as provided under the Loan Documents.
     (r) Section 2.6.1(a) is amended by adding the following sentence at the end of such section:

Unless otherwise specified by Borrower, all principal repayment of Revolver Loans shall be applied by Bank first to outstanding Base Rate Loans and then to outstanding LMIR Loans.
     (s) A new Section 2.11.4 is added to the Loan Agreement immediately following the text of Section 2.11.3 thereof, which new Section 2.11.4 shall read as follows:
     2.11.4. Unused Line Fee. Borrower shall pay to Bank quarterly, an unused line fee equal to a rate equal to one-half of one percent (0.50%) per annum calculated upon the amount, if any, by which the lesser of: (a) the Revolver Commitment; and (b) the Borrowing Base exceeds the average daily principal balance of the outstanding Revolver Loans during the immediately preceding quarter while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each quarter in arrears.
     (t) Section 2.10.1(i) of the Loan Agreement is amended to replace the term “$1,000,000.00” with “$10,000,000.00”.
     (u) Section 2.11.3 is amended and restated in its entirety to read as follows:
     2.11.3. Letter of Credit Fees. Borrower shall pay to Bank, at such times as Bank shall require, Bank’s standard fees in connection with Letters of Credit, as in effect from time to time, and with respect to standby Letters of Credit, at the time of issuance of each standby Letter of Credit, a fee equal to the greater of (a) $500.00 or (b) 3.25% per annum on the face amount of the Letter of Credit for the period of time the standby Letter of Credit will be outstanding.
     (v) Section 7.1 of the Loan Agreement is amended and restated in its entirety to read as follows:
     7.1 Minimum EBITDAR. EBITDAR as of the end of each of the following Fiscal Quarters, determined on a rolling four quarter basis (except the first three of such Fiscal Quarters, which shall be on a cumulative three month, six month or nine month, as the case may be, basis), shall be not less than the amount applicable to such Fiscal Quarter set forth in the table below:

FISCAL QUARTER ENDING	AMOUNT
Q2-2008	($3,686,000.00)
Q3-2008	($5,300,000.00)
Q4-2008	($6,300,000.00)
Q1-2009	($8,500,000.00)
Q2-2009	($5,300,000.00)
Q-3-2009	($3,000,000.00)
Q4-2009	($1,000,000.00)

Q1-2010	$700,000.00
As used herein, “EBITDAR” means for any period the sum of the following, without duplication: (A) consolidated net income of Borrower and its Subsidiaries in the Fiscal Quarter (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income and franchise taxes, tax expense, (3) depreciation, amortization and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), [and (4) operating lease payments made to PWC Leasing, LLC,] less interest income and any extraordinary gains.
     (w) Section 7.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     7.2 Minimum Gross Revenues. Gross revenues from sales achieved by Borrower as of the end of each of the following Fiscal Quarters, determined on a rolling four quarter basis (except the first three of such Fiscal Quarters, which shall be on a cumulative three month, six month and nine month, as the case may be, basis), shall be not less than the amounts applicable to such Fiscal Quarter set forth in the table below:

FISCAL QUARTER ENDING	AMOUNT
Q2-2008	10,671,000
Q3-2008	25,573,000
Q4-2008	42,418,000
Q1-2009	54,294,000
Q2-2009	58,500,000
Q3-2009	62,337,000
Q4-2009	64,702,000
Q1-2010	67,580,000
     (x) A new Section 7.4 is added to the Loan Agreement immediately following the text of Section 7.3 thereof, which new Section 7.4 shall read as follows:
     Net Worth. Borrower shall at all times maintain a Net Worth of at least $11,000,000.00. “Total Liabilities” means all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with GAAP applied on a consistent basis. “Net Worth” means the Shareholders’ equity of Borrower, determined in accordance with GAAP applied on a consistent basis, plus the sum of Debt subordinated to the Obligations by subordination agreements satisfactory in all respects to the Bank in its sole discretion.

     2. Joinder.
     (a) The New Borrowers and the Existing Borrower hereby acknowledge, agree and confirm that, by their execution of this Agreement, each of the New Borrowers will be deemed to be a party to the Loan Agreement and a “Borrower” for all purposes of the Loan Agreement, the Notes and the other Loan Documents, and shall have all of the obligations of a Borrower thereunder as if it had executed the Loan Agreement and the other Loan Documents; provided, however, that the term Eligible Accounts for purposes of calculating the Borrowing Base shall include only Accounts of the Existing Borrower and the term Eligible Inventory for purposes of calculating the Borrowing Base shall include only Inventory of the Existing Borrower. Each of the New Borrowers assumes and agrees to be bound by and comply with, all of the terms, provisions and conditions contained in the Loan Agreement and the other Loan Documents and all duties and obligations thereunder, as fully and completely as all other Borrowers thereunder, jointly and severally, individually and collectively, with all other Borrowers, including without limitation (i) all of the representations, warranties, covenants, undertakings and obligations set forth in the Loan Agreement and the other Loan Documents, and (ii) all waivers set forth in the Loan Agreement and the other Loan Documents. In furtherance, but not in limitation, of the foregoing, the New Borrowers shall promptly deliver to the Bank all of the documents and satisfy all of the conditions required under Section 3.1.2 of the Loan Agreement.
     (b) Each of the New Borrowers has received a copy of the Loan Agreement and the Schedules and Exhibits thereto and the other Loan Documents. The information on the Exhibits and Schedules to the Loan Agreement are amended to provide the information in respect of the New Borrowers shown on the attached Schedule 2. In furtherance and not in limitation of the terms of the Loan Agreement, each of the New Borrowers acknowledges its present grant of a first priority security interest in all of its Collateral to the Bank. In furtherance and not in limitation thereof, each of the New Borrowers hereby, as security for the payment of the Notes and all Obligations whatsoever of the Borrower (which term includes the Existing Borrower and the New Borrowers) to Bank, grants to the Bank a continuing, general lien upon and security interest in and to all property of such New Borrower, wherever located and whether now owned by such New Borrower or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Commercial Tort Claims; (i) all Letter-of-Credit Rights; (j) all Deposit Accounts and funds on deposit therein, including but not limited to any Disbursements Account, Collections Account or funds otherwise on deposit with or under the control of Bank or its agents or correspondents; (k) all Fixtures; and (l) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash Proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

     (c) Each of the New Borrowers hereby waives presentment, demand, protest, acceptance, notice of demand, protest and nonpayment and any other notice required by law relative to the Loan Agreement, the Obligations, the Notes and the other Loan Documents.
     (d) Except as set forth expressly herein, all terms of the Loan Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Existing Borrower and the New Borrowers to the Bank. To the extent any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Section, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby.
     (e) To induce the Bank to enter into this Agreement, the Existing Borrower and New Borrowers hereby (a) restate and renew each and every representation and warranty heretofore made by them under, or in connection with the execution and delivery of, the Loan Agreement and the other Loan Documents except to the extent such representations and warranties expressly relate to an earlier specific date and except to the extent set forth on Schedule 1 and 2 attached to this Third Amendment; (b) restate, ratify and reaffirm each and every term and condition set forth in the Loan Agreement and in the Loan Documents, effective as of the date hereof; (c) acknowledge and agree that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of the Existing Borrower as against the Bank with respect to the payment or performance of its Obligations; and (d) certifies that no Default or Event of Default exists.
     3. Amendment Fee. The Borrowers hereby agree to pay to Bank an amendment fee on the date hereof in an amount equal to the product of: (X) the Revolver Commitment (as such term is defined after giving effect to the amendment set forth in paragraph 1(c) hereof) multiplied by (Y) 0.50%.
     4. Further Assurances. The Borrowers will execute such confirmatory instruments with respect to the Loan Agreement and this Third Amendment as the Bank may reasonably request.
     5. Modification. The Borrowers and the Bank agree that this Third Amendment shall not be construed as an agreement to extinguish the Borrowers’ obligations under the Loan Agreement and shall not constitute a novation as to the obligations of the Borrowers under the Loan Agreement. The Bank hereby expressly reserves all rights and remedies it may have against all parties who may be or may hereafter become secondarily liable for the repayment of the obligations under the Loan Agreement.
     6. Amendments. This Third Amendment may not be amended, changed, modified, altered, or terminated without in each instance the prior written consent of the Bank. This Third Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.

     7. Counterparts. This Third Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one agreement.
     8. Deliveries. On the date of this Amendment Borrower shall deliver to the Bank UCC lien searches satisfactory to the Bank confirming the Lender’s first priority security interest in the Collateral.
[signature pages follow]

          IN WITNESS WHEREOF, this Third Amendment has been executed as of the date first above written.

BORROWER:

PRIMO WATER CORPORATION (SEAL)

By	/s/ Doug Fullerton

Name:	Douglas A. Fullerton
Its:	Chief Strategy Officer, Vice President, Corporate Secretary

PRIMO TO GO, LLC (SEAL)

By	/s/ Doug Fullerton

Name:	Douglas A. Fullerton
Its:	Chief Strategy Officer, Vice President, Corporate Secretary

PRIMO PRODUCTS, LLC (SEAL)

By	/s/ Doug Fullerton

Name:	Douglas A. Fullerton
Its:	Chief Strategy Officer, Vice President, Corporate Secretary

PRIMO DIRECT, LLC (SEAL)

By	/s/ Doug Fullerton

Name:	Douglas A. Fullerton
Its:	Chief Strategy Officer, Vice President, Corporate Secretary

BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION (SEAL)

By	/s/ Michael L. Rogers

Michael L. Rogers, Senior Vice President